CH ENERGY GROUP, INC.
Computation of Ratio of Earnings to Fixed Charges               EXHIBIT (12) (i)

                                                           2004                              Year Ended December 31,
                                              ------------------------------   ----------------------------------------------------
                                              3 Months   6 Months  12 Months
                                                Ended      Ended      Ended
                                               June 30    June 30    June 30     2003       2002     2001 (1)     2000       1999
                                              --------   --------  ---------   --------   --------   --------   --------   --------
   Earnings: ($000)
A.     Net Income from Continuing Operations
            (2)                                $ 5,496   $ 28,485   $ 44,651   $ 43,985   $ 41,281   $ 50,835   $ 50,973   $ 48,573
B.     Federal and State Income Tax              4,463     20,736     31,987     30,435     22,294     (3,338)    38,215     28,925
                                               -------   --------   --------   --------   --------   --------   --------   --------
C.     Earnings before Income Taxes            $ 9,959   $ 49,221   $ 76,638   $ 74,420   $ 63,575   $ 47,497   $ 89,188   $ 77,498
                                               =======   ========   ========   ========   ========   ========   ========   ========
D.     Fixed Charges
            Interest on Mortgage Bonds              --         --         68        570      2,136      5,211     11,342     13,057
            Interest on Other Long-Term Debt     2,909      5,740     11,187     10,699      9,819     10,446     12,864     11,094
            Other Interest (3)                   1,863      3,827      8,854      9,828     11,659     12,837      9,303      5,640
            Interest Portion of Rents              423        682      1,219      1,040        749        801        962        993
            Amortization of Premium & Expense
               on Debt                             276        547      1,058      1,159      1,249      1,350      1,170        993
            Preferred Stock Dividends of
               Central Hudson                      413        791      1,574      2,259      3,259      3,026      5,556      5,078
                                               -------   --------   --------   --------   --------   --------   --------   --------
                       Total Fixed Charges     $ 5,884   $ 11,587   $ 23,960   $ 25,555   $ 28,871   $ 33,671   $ 41,197   $ 36,855
                                               =======   ========   ========   ========   ========   ========   ========   ========

E.     Total Earnings                          $15,843   $ 60,808   $100,598   $ 99,975   $ 92,446   $ 81,168   $130,385   $114,353
                                               =======   ========   ========   ========   ========   ========   ========   ========

   Preferred Dividend Requirements:
F.     Allowance for Preferred Stock
             Dividends Under IRC Sec 247 (3)   $   242   $    485   $    970   $  1,387   $  2,161   $  3,230   $  3,230   $  3,230
G.     Less Allowable Dividend Deduction           (32)       (64)      (127)      (127)      (127)      (127)      (127)      (127)
                                               -------   --------   --------   --------   --------   --------   --------   --------
H.     Net Subject to Gross-up                     210        421        843      1,260      2,034      3,103      3,103      3,103
I.     Ratio of Earnings before Income
            Taxes to Net Income (C/A)            1.812      1.728      1.716      1.692      1.540      0.934      1.750      1.595
                                               -------   --------   --------   --------   --------   --------   --------   --------
J.     Preferred Dividend (Pre-tax) (H x I)        381        727      1,447      2,132      3,132      2,899      5,429      4,951
K.     Plus Allowable Dividend Deduction            32         64        127        127        127        127        127        127
                                               -------   --------   --------   --------   --------   --------   --------   --------
L.     Preferred Dividend Factor                   413        791      1,574      2,259      3,259      3,026      5,556      5,078
                                               =======   ========   ========   ========   ========   ========   ========   ========

M.     Ratio of Earnings to Fixed Charges
            (E/D)                                 2.69       5.25       4.20       3.91       3.20       2.41       3.16       3.10
                                               =======   ========   ========   ========   ========   ========   ========   ========

(1) The reduction in the ratio reflects the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson in its principal generating facilities, including the recording of a significant amount of federal investment income tax credits.

(2)   Net Income includes preferred stock dividends of Central Hudson.

(3) Reflects SFAS 150 reclassification of $208,750 in preferred stock dividends to interest expense for the quarter ended September 30, 2003.